Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release January 16, 2024

Contact:

Kentucky First Federal Bancorp

Don Jennings, President

(502) 223-1638

KENTUCKY FIRST FEDERAL BANCORP ANNOUNCES

SUSPENSION OF QUARTERLY CASH DIVIDEND

Kentucky First Federal Bancorp (Nasdaq: KFFB) (the “Company”), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Kentucky, Frankfort, Kentucky (collectively the “Banks”), announced today that the Company’s Board of Directors has voted to suspend the payment of the quarterly cash dividend on the Company’s common stock indefinitely. Emphasizing that the Banks are both well-capitalized under all applicable regulatory requirements and that asset quality remains good, Don Jennings, President and Chief Executive Office of the Company stated, “While the suspension of our quarterly dividend is very disappointing, as previously disclosed, we have experienced historical increases in short-term market interest rates as well as a persistent inversion of the yield curve that has resulted in compressed net interest margins and much lower earnings at the bank level. As designed, our loans are repricing in response to the higher rate environment, but due to contractual terms of those loans, increases are restricted as to time and amount, resulting in a slower pace of increase than that of liabilities. Currently, lower earnings limit the Banks’ ability to stream sufficient funds to the Company to fund operations and dividends while still maintaining adequate liquidity at the Banks to fund operations and loan growth. While the Board continues to believe in a strong Company dividend policy, all of these factors, coupled with regulators’ enhanced scrutiny on liquidity and bank dividend payout ratios to their holding companies relative to bank earnings, necessitate this change. While, future dividend payments will be dependent upon the Banks’ ability to generate positive retained earnings and enhanced liquidity, the Board intends to re-evaluate the payment of a quarterly dividend in the future as soon as possible.”

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to: general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully executive our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans enhance our liquidity; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from the Banks to the Company or from the Company to shareholders; competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the Risk Factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2023, the Company had approximately 8,097,695 shares outstanding of which approximately 58.4% was held by First Federal MHC.